Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:
Martha Lindeman
312-373-2430

Media Contact:
Linda Marsicano
312-373-2447

PLAYBOY ENTERPRISES REPORTS

FIRST QUARTER 2006 RESULTS

CHICAGO, Thursday, May 4, 2006 -- Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today reported net income for the first quarter ended March 31, 2006, of $0.8 million, or $0.02 per basic and diluted share.  This compares to a net loss in the prior year quarter of $13.1 million, or $0.39 per basic and diluted share, which included a debt extinguishment charge of $19.3 million, or $0.58 per basic and diluted share.  First quarter 2006 operating income totaled $3.5 million, including $0.7 million for the expensing of stock options, compared to $10.9 million last year on a 2% decline in revenues to $82.1 million.

Playboy Chairman and Chief Executive Officer Christie Hefner said: “The continued strong performance of the Licensing Group and growth of the newer digital media businesses of international TV, online and mobile validate not only the appeal of the brand but of our multi-platform business model. However, these promising and fast-growing businesses can not yet offset the negative trends in our larger domestic TV business.

“Given the changing dynamics of the domestic TV business combined with the challenges in the publishing industry, it is clear that we need to realign our cost structure to perform satisfactorily in this new environment,” Hefner said. “We are confident that we can make the changes necessary to improve our performance and position ourselves not just for the second half but for 2007 and beyond.

“We expect the weakness in publishing and domestic TV results to continue. These trends, together with the expense of reducing our cost structure, will likely result in a substantial second quarter loss, making it clear that we will not meet our initial earnings projection of $0.67 to $0.70 per share for the year. However, we expect a number of positive developments in the second half including VOD product launches, the opening of Playboy at the Palms and improved advertising sales. With these initiatives and a realigned cost structure, we believe that we can deliver a 50% improvement in second half 2006 earnings per share compared to the $0.24 EPS we reported in the second half of last year,” Hefner said.

Entertainment

The Entertainment Group reported first quarter 2006 segment income of $7.9 million compared to $11.9 million last year, primarily reflecting weaker performance in domestic TV.  Increases in online, international and other business revenues were nearly offset by lower domestic TV revenues, resulting in a 1% increase in the Group’s first quarter 2006 revenue to $51.2 million.

Lower cable pay-per-view revenues for both Playboy TV and the movie networks reflected the continued migration of programming from linear networks to VOD platforms where the company is not yet fully represented and its programming faces more competition.  The company said that it also expects future domestic TV revenues to be unfavorably affected by the reduction of channel space on the DirecTV platform. In the international businesses, expansion of the company's UK package of TV networks was primarily responsible for the revenue growth. Online benefited from the acquisition made last fall, which was responsible for the increase in first quarter subscription revenues.

Publishing

For the first quarter, the Publishing Group reported a segment loss of $2.3 million in 2006, versus a loss of $0.4 million in the prior year.  Lower advertising and newsstand revenues for Playboy magazine were primarily responsible for the 13% decline in first quarter 2006 revenues to $23.5 million from $27.0 million last year.   The company said that it expects to report a 16% decline in advertising revenues for the second quarter as compared to the year earlier period.

Licensing

First quarter 2006 segment income for the Licensing Group rose 18% to $4.3 million from $3.6 million in 2005 on a 25% increase in revenues from $6.0 million to $7.4 million.  Increased royalty income from European licensees was the primary contributor to the revenue and profit growth.

Corporate Administration and Other

Corporate Administration and Promotion expense increased to $6.4 million from $4.2 million largely due to the elimination of intra-company agreements related to trademark, content and administrative services as a result of the company’s repurchase of minority interest in Playboy.com.

Net interest expense in this year's first quarter declined by $1.6 million to $0.8 million, as a result of the sale of 3% convertible notes in March 2005 and repurchase of 11% notes.  The refinancing also resulted in the $19.3 million debt extinguishment charge recorded in last year's first quarter.

Additional information regarding first quarter 2006 earnings will be available on the earnings release conference call, which is being held today, May 4, at 10:00 a.m. Eastern / 9:00 a.m. Central. The call may be accessed by dialing 800-795-1259 (for domestic callers) or 1-785-832-1523 (for international callers) and using the password: Playboy. In addition, the call will be webcast. To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

***

Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming globally via DVD and a network of websites including Playboy.com, a leading men's lifestyle and entertainment website; and licenses the Playboy and Spice trademarks internationally for a range of consumer products and services.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements,” including statements in Business and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

1)	Foreign, national, state and local government regulation, actions or initiatives, including:
a)	attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video, and online materials,
b)	limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
c)	substantive changes in postal regulations or rates which could increase our postage and distribution costs;
2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees;
3)	Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
4)

Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

5)	Our ability to protect our trademarks, copyrights and other intellectual property;
6)

Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;

7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
8)	Dilution from any potential issuance of common or convertible preferred stock or convertible debt in connection with financings or acquisition activities;
9)	Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
10)	Competition in the television, men’s magazine, Internet and product licensing markets;
11)	Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;
12)

Our television, Internet and wireless businesses’ reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;

13)	Risks associated with losing access to transponders and competition for transponders and channel space;
14)

Failure to maintain our agreements with MSOs and DTH operators on favorable terms, as well as any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on splits with operators of these systems;

15)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions;
16)	Any charges or costs we incur in connection with restructuring measures we may take in the future;
17)	Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV-Latin America, LLC, joint venture partner;
18)	Increases in paper, printing or postage costs;
19)	Risks associated with revenue guarantees under our cable distribution agreements;
20)	Effects of the national consolidation of the single-copy magazine distribution system; and
21)	Risks associated with the viability of our primarily subscription- and e-commerce-based Internet model.

Playboy Enterprises, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Quarters Ended
	March 31,
	2006	2005
Net revenues
Entertainment
Domestic TV	$22.3	$25.2
International	13.8	13.4
Online subscriptions and e-commerce	13.2	11.0
Other	1.9	0.9
Total Entertainment	51.2	50.5
Publishing:
Playboy magazine
Subscription	11.9	12.6
Newsstand	2.6	3.3
Advertising	4.7	7.0
Total Playboy magazine	19.2	22.9
Special editions and other	2.6	2.3
International	1.7	1.8
Total Publishing	23.5	27.0
Licensing:
International licensing	5.5	4.5
Domestic licensing	1.3	1.3
Marketing events	0.2	0.2
Other	0.4	—
Total Licensing	7.4	6.0

Total net revenues	$82.1	$83.5

Net income (loss)
Entertainment	$7.9	$11.9
Publishing	(2.3)	(0.4)
Licensing	4.3	3.6
Corporate Administration and Promotion	(6.4)	(4.2)

Operating income	3.5	10.9

Investment income	0.6	0.2
Interest expense	(1.4)	(2.6)
Amortization of deferred financing fees	(0.1)	(0.2)
Minority interest	—	(0.4)
Debt extinguishment expense	—	(19.3)
Other, net	(0.2)	(0.5)

Income (loss) before income taxes	2.4	(11.9)

Income tax expense	(1.6)	(1.2)

Net income (loss)	$0.8	$(13.1)

Weighted average number of common shares outstanding
Basic	33,141	33,354
Diluted	33,453	33,354

Basic and diluted earnings (loss) per common share	$0.02	$(0.39)

 Note: Certain reclassifications have been made to conform to the current presentation.

PLAYBOY ENTERPRISES, INC.
Reconciliation of Non-GAAP Financial Information (in millions of dollars)

	First Quarter Ended March 31,

EBITDA and Adjusted EBITDA	2006	2005	% Better/(Worse)
Reconciliation to GAAP Financial Measure:
Net Income (Loss)	$0.8	$(13.1)	---
Adjusted for:
Income Tax Expense	1.6	1.2	(33.3)
Interest Expense	1.4	2.6	46.2
Amortization of Deferred Financing Fees	0.1	0.2	50.0
Equity in Operations of Investments	0.1	0.2	50.0
Depreciation and Amortization	9.7	10.8	10.2
EBITDA (1)	13.7	1.9	621.1
Adjusted for:
Cash Investments in Television Content	(9.3)	(8.7)	(6.9)
Adjusted EBITDA (2)	$4.4	$(6.8)	---

	First Quarter Ended March 31,

Financial and Operating Data	2006	2005	% Inc/(Dec)
Entertainment
Cash Investments in Entertainment Content	$9.3	$8.7	6.9
Content Amortization and Expense	$9.4	$9.8	(4.1)

International TV Households at End of Period (in millions) (3)	46.0	40.9	12.5

Domestic TV Household Units at End of Period (in millions) (3):

Playboy TV:
Satellite	26.6	25.1	6.0
Cable	21.3	20.8	2.4

Movie Networks:
Satellite	53.1	49.5	7.3
Cable	41.3	45.5	(9.2)

On Demand Households:
VOD	8.6	6.4	34.4
SVOD	1.9	1.6	18.8

Publishing
Magazine Advertising Pages	86.0	121.2	(29.0)

At March 31
Cash, Cash Equivalents, Marketable Securities and
Short-Term Investments	$52.0	$63.7	(18.4)
Long-Term Financing Obligations	$115.0	$115.0	---
See Notes on accompanying page.

PLAYBOY ENTERPRISES, INC.
Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data

1)

In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television content. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

2)

In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. GAAP.

3)

Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple distribution platforms (i.e. digital and analog) are available to that household.